Exhibit 97.1

Compensation Recovery Policy

Introduction

The purpose of this Compensation Recovery Policy (this “Policy”) is to describe the circumstances under which Artisan Partners Asset Management Inc. (the “Company”) is required to recover certain compensation paid to certain employees of the Company or its subsidiaries. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the "Exchange Act"). Any references in compensation plans, agreements, offer letters or other policies to the Company’s “recoupment”, “clawback” or similarly-named policy shall be deemed to refer to this Policy.

Administration

This Policy shall be administered and interpreted, and may be amended from time to time, by the Company’s board of directors or any committee to which the Board may delegate its authority in its sole discretion in compliance with the NYSE Listed Company Manual. The determinations of the Board or such committee shall be binding on all Covered Executives (as defined below).

Recovery of Compensation

In the event that the Company is required to prepare an Accounting Restatement, the Company shall recover reasonably promptly the amount of Erroneously Awarded Compensation.

Definitions

For purposes of this Policy, the following terms, when capitalized, shall have the meanings set forth below:

“Accounting Restatement” shall mean any accounting restatement required due to material noncompliance of the Company with any financial reporting requirement under the securities laws, including to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Covered Executive” shall mean the Company’s president; principal financial officer; principal accounting officer (or if there is no such accounting officer, the controller); any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance); any other officer who performs a significant policy-making function; or any other person who performs similar significant policy-making functions for the Company.

“Effective Date” shall mean October 2, 2023, the date of adoption of Section 303A.14 of the NYSE Listed Company Manual.

“Erroneously Awarded Compensation” shall mean the excess of (i) the amount of Incentive-Based Compensation received by a person (A) after beginning service as a Covered Executive, (B) who served as a Covered Executive at any time during the performance period for that Incentive-Based Compensation, (C) while the Company has a class of securities listed on a national securities exchange or a national securities association and (D) during the Recovery Period; over (ii) the Recalculated Compensation.
“Incentive-Based Compensation” shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. A financial reporting measure is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measure is presented within the financial statements or included in a filing with the Securities and Exchange Commission. For purposes of this Policy, each of stock price and total shareholder return is a financial reporting measure. For the avoidance of doubt, for purposes of this Policy, incentive-based compensation subject to this Policy does not include restricted stock, restricted stock units, stock options or similar equity-based awards for which the grant is not contingent upon achieving any financial reporting measure performance goal and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more non-financial reporting measures.

“Recalculated Compensation” shall mean the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts in the Accounting Restatement, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of the Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of the Recalculated Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as the case may be, on the compensation Received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE if required.

Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the financial reporting measure specified in the award of such Incentive-Based Compensation is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

“Recovery Period” shall mean the Company’s three completed fiscal years immediately preceding the date the Company is required to prepare an Accounting Restatement; provided that the Recovery Period shall not begin before the Effective Date. For purposes of determining the Recovery Period, the Company is considered to be “required to prepare an Accounting Restatement” on the earlier to occur of: (i) the date the Company’s Board, a committee thereof, or the Company’s authorized officers conclude, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement. If the Company changes its fiscal year, then the transition period within or immediately following such three completed fiscal years also shall be included in the Recovery Period, provided that if the transition period between the last day of the Company’s prior fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, then such transition period shall instead be deemed one of the three completed fiscal years and shall not extend the length of the Recovery Period.

Exceptions

Notwithstanding anything to the contrary in this Policy, recovery of Erroneously Awarded Compensation will not be required to the extent the Company’s Board, or any committee to which the Board has delegated its authority, has made a determination that such recovery would be impracticable and one of the following conditions has been satisfied:

1.The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation that was Incentive-Based Compensation based on the expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide such documentation to the NYSE.

2.Recovery would violate home country law where, with respect to Incentive-Based Compensation, that law was adopted prior to November 28, 2022; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation that was Incentive-Based Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation.

3.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Manner of Recovery

In addition to any other actions permitted by law or contract, the Company may take any or all of the following actions to recover any Erroneously Awarded Compensation:

1.Require the Covered Executive to repay such amount.
2.Offset such amount from any other compensation owed by the Company or any of its subsidiaries to the Covered Executive, regardless of whether the contract or other documentation governing such other compensation specifically permits or specifically prohibits such offsets; and

3.Cancel outstanding vested or unvested equity awards.

Other

The Board may amend this Policy from time to time in its discretion and shall amend this Policy if and as it deems necessary to comply with the rules of the NYSE. The Board may terminate this Policy at any time.

The Company shall not indemnify any Covered Officer against the loss of Erroneously Awarded Compensation, including by paying or reimbursing the Executive Officer for premiums for any insurance policy covering any potential losses.

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including disclosure required by the Securities and Exchange Commission filings.

Any right to recovery under this Policy shall be in addition to, and not in lieu of, any other rights of recovery that may be available to the Company.

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.